Exhibit 5.1

+1 202.942.5000 +1 202.942.5999 Fax 555 Twelfth Street, NW Washington, DC 20004-1206

August 7, 2012

Provident New York Bancorp

400 Rella Boulevard

Montebello, NY 10901

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Provident New York Bancorp, a Delaware corporation ( the “Company”) of 6,258,504 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) pursuant to the Company’s Shelf Registration Statement on Form S-3 (Registration Statement No. 333-179575) declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on March 1, 2012 (the “Registration Statement”).

The sale of the Shares is being made pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of August 7, 2012, by and between the Company and the investors party thereto.

In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, the Company’s Certificate of Incorporation, its Amended and Restated Bylaws, and resolutions of the Board of Directors, as well as made such investigation of matters of fact and law and examined such other documents as we have deemed necessary for rendering the opinions hereinafter expressed.

In connection with this opinion, we have examined and relied upon copies of the Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Act. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act. or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Arnold & Porter LLP

Arnold & Porter LLP

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